Exhibit 10.2

ELECTION FOR ADDITIONAL COMPENSATION AND RELEASE AGREEMENT

I, Glen R. Fleischer, elect to receive additional compensation from Central Garden & Pet Company (the “Company”), under the terms below. I understand that by signing this Election for Additional Compensation and Release Agreement (referred to as the “Agreement”), I will receive compensation and benefits from the Company above what is ordinarily offered to employees who voluntarily resign or are terminated “for cause”. I understand that this Agreement shall become effective on the eighth day after it is signed by me, provided that it has not been previously revoked by me in a timely manner as set forth in Section 7 below.

RECITALS

The Company has offered to provide “Additional Compensation” as described below in return for the promises I make in this Agreement, and I have decided to accept the terms of this Agreement.

TERMS OF ADDITIONAL COMPENSATION

1)	Consideration by the Company. As separate consideration for my waiver and release of claims as found in paragraph 3(a) of this agreement, provided I sign, return, and do not revoke this Election for Additional Compensation and Release Agreement, within the applicable time frame, I will receive the following:

a)	Severance Pay. Following my resignation from the Company effective on June 30, 2011 (“Termination Date”), I will receive severance pay equal to nine (9) months of my base salary. The severance/salary continuance and benefits (except for 401(k) Plan) continuance will run from June 30, 2011 to March 31, 2012. None of the severance/salary continuance and benefits provided herein are deferred so as to be subject to Section 409A Delay as defined in Section 17 of my Employment Agreement.

b)	Benefits Continuation. I understand that if I do not sign and return this Agreement, my active employee benefits (medical/dental) will cease on June 30, 2011. I understand that if I sign and return this Agreement within the twenty-one (21) days Consideration Period, referenced in Section 7, then my active employee benefits will be reinstated for the total severance/salary continuance time frame and then cease on March 31,2012.

2)	Termination Benefits. I will receive the benefits described below:

a)	Vacation Payout. I will be paid on March 31, 2012, for any earned, unused vacation benefits through my effective termination date of June 30, 2011. Specifically, the Company will pay me six (6) weeks of earned and unused vacation benefits. No further vacation benefits will accrue beyond June 30, 2011.

b)	COBRA Coverage. I understand that I (or my covered dependents) are entitled to the continuation of health benefit coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C.1161, et seq., regardless of whether I enter into this Agreement. Furthermore, I acknowledge that nothing herein affects my (or my covered dependent’s) eligibility for COBRA continuation coverage consistent with federal requirements upon the termination of my Company provided medical/dental benefits. The Company-designated COBRA Administrator will provide further information about my COBRA rights after Employment Termination Date.

c)	Conversion Options. If permitted by other Company plans in effect as of my Employment Termination Date, such as life insurance, I may elect to convert any other group insurance coverage to individual policies and self pay for such coverage according to any individual conversion privileges contained in such Plans.

d)	401(k) Participation. Effective June 30, 2011, I understand that I am no longer eligible to participate in the Company’s 401(k) Plan and if actively participating will complete an “ING Employee Data Change Request Form” to reflect this change in my participation eligiblity. I understand that I may withdraw all accrued and vested funds from the Plan, pursuant to the terms of distributions from the Plan.

e)	Unemployment Compensation. Although the Company does not make the determination, the Company expects that I may be eligible for unemployment compensation benefits. I acknowledge that it is my obligation to apply for unemployment compensation, should I wish to do so.

f)	References. Should the Company receive requests for references from my prospective employers, the Company will limit its response to the dates of my employment, job duties or any other information that may be generally known to others, unless I provide a written release to the Company authorizing them to provide more detailed information.

3)	Consideration by Employee. In exchange for the additional consideration provided by the Company above in Section 1(a) and (b), I agree and promise as follows:

a)

Complete Release of Claims. I agree (except as indicated in the final paragraph of this Section) for myself and my heirs, representatives, executors, and successors, to forever and fully waive, release and discharge the Company, its subsidiaries and affiliated concerns, and all of their respective owners, officers, directors, trustees, agents, employees, employee’s spouses, insurers, either past or present, and all of their successors, agents or assigns (collectively “Releasees,” who I expressly agree are third-party beneficiaries of this Agreement), from any and all claims and damages of every kind and nature, known and unknown, which exist or can arise out of my employment and/or termination of employment with the Company, through and including the date of my signing of this Agreement. This release includes, but is not limited to, all contract (express or implied) and tort claims of all kinds and nature, as well as any rights or claims arising under the California Constitution; California statutory and common law (including contract law, employment law and tort law); the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, the Americans with Disabilities Act; and any other federal, state, or local law (be it statutory law, common law or decisional law), ordinance or regulation; as well as the public policies set forth in any of the above.

Notwithstanding the release of claims otherwise provided for in the paragraph immediately above, it is expressly understood that nothing in this Agreement will prevent me from filing a charge of discrimination with the Equal Employment Opportunity Commission or any of its state or local deferral agencies, or participating in any investigation by the Equal Employment Opportunity Commission or any of its state or local deferral agencies, although I understand and agree that by signing this Agreement I hereby waive the right to recover any damages or to receive other monetary relief in any claim brought by or through the Equal Employment Opportunity Commission or any other state or local agency on my behalf. Further, I also expressly understand that nothing in this Agreement shall be construed to be a waiver by me of any benefit that vested in any benefit plan or 401(k) Plan prior to my Termination Date or as a waiver of my right to continue any benefit in accordance with the terms of a benefit plan. Likewise, I understand that nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement, including any right that I may have under California Labor Code Section 2802 to indemnification of any employee expenses or losses incurred in discharging my employment duties. I also expressly understand that nothing in this Agreement shall be construed to prohibit me from bringing any complaint, claim or action seeking to challenge the validity of this Agreement and/or alleging a breach of this Agreement by the Company. Finally, nothing herein constitutes a release or waiver by me of: (i) any claim or right I may have under COBRA; (ii) any claim or right I may have for unemployment insurance or workers’ compensation benefits; or (iii) any claim or right that is based on events, fact or circumstances occurring after the execution of this Agreement.

I further agree and acknowledge that the release provided by this Agreement shall apply to all unknown and unanticipated injuries and/or damages (as well as those now disclosed). I acknowledge and understand that Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor”.

Being aware of this Section, I hereby expressly waive the provisions of such Section and any other similar provisions of law that may be applicable.

b)	Confidential and Proprietary Information. I acknowledge that in the course of my employment by the Company, I acquired or developed confidential or proprietary information not generally known to the public (collectively “Confidential Information”), which could include, by way of example, information concerning the Company’s business, technology, sales, distributors, customers and prospective customers, production methods and pricing. I agree that this Confidential Information belongs to and is the Company’s property. I acknowledge that the use, misappropriation or disclosure of the Confidential Information by or for a person or entity other than the Company would constitute a breach of trust and could cause irreparable injury to the Company. I further acknowledge that it is essential to the protection of the Company’s competitive position that the Company’s Confidential Information be kept secret and that it not be used for my own advantage or the advantage of others. I agree that upon termination of my employment: a) I will return all Company materials which may contain Confidential Information; b) I will not retain any copies or derivatives of any such materials; and c) I will not use or disclose Confidential Information after my separation of employment with the Company.

4)	Consultation with Legal Counsel. I have carefully read all of the provisions of this Agreement. I further acknowledge that the Company has encouraged and is by this Agreement advising me to review and discuss all aspects of this Agreement with legal counsel and that I have taken advantage of that opportunity to the full extent that I deem appropriate.

5)	Waiver of Rights Under ADEA. I understand that by signing this Agreement, I am expressly waiving all rights or claims against the parties being released arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”), except that I also understand that I am not waiving any rights or claims under the ADEA that may arise after the date this Agreement is signed by me. I also acknowledge that the waiver of my rights or claims arising under the ADEA is in exchange for consideration payable to me under this Agreement that is substantially above and beyond that which I would otherwise be entitled to receive except for this Agreement.

6)	Voluntary Election. I understand and acknowledge the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirm that it is to be given full force and effect according to all of its terms, including those relating to unknown claims.

7)	Consideration Period. I acknowledge that I have been given twenty-one (21) days in which to consider this Agreement. I further understand that I may voluntarily choose to waive this twenty-one (21) day period by signing this Agreement in less time, and that my signature below in less than twenty-one (21) days will indicate my agreement to have this period voluntarily waived.

8)

Revocation Period. I understand that this Agreement will not be effective for seven (7) days after it is signed by the Company and me, and that I can revoke my election at any time during that seven (7) day period by providing written notice of that revocation to the

Company. I understand that if I choose to exercise my right to revoke, this Agreement shall become null and void and of no force or effect, and all rights and obligations of the parties under this Agreement shall be canceled and voided.

9)	Other Employment I understand that all severance benefits/salary continuation will be reduced by any compensation I earn from equivalent full-time employment during the severance period. My right to severance benefits/salary continuation shall not be reduced or negated by any part-time consulting work I perform during the severance period provided that such consulting work is consistent with the restrictive covenants and obligations of confidentiality set forth in my Employment Agreement; provided however, that any consulting or employment work that violates the restrictive covenants or confidentiality provisions of my employment Agreement shall reduce or negate my right to severance benefits/salary continuation hereunder.

10)	Responsibility and Confidentiality of the Release Agreement. I agree that I will not disclose the facts, terms or amounts recited in this Release Agreement to anyone other than a member of my immediate family or legal counsel, and even as to such person, only if this person is informed of and agrees to honor the confidentiality of this Agreement. I further agree to avoid making any oral or written statements of a derogatory or disparaging nature which would cause the Company any embarrassment or humiliation, which would cause the Company to be held in disrepute by the general public or employees, or which is damaging to or otherwise contrary to the Company’s best interests. The Company agrees to avoid making any oral or written statements of a derogatory or disparaging nature which would cause me any embarrassment or humiliation, which would cause me to be held in disrepute by the general public or employees, or which is damaging to me or otherwise contrary to my best interests. However, nothing in this Agreement shall preclude either party from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

11)	Company Property. I understand that all Company property is to be returned on my Employment Termination Date. I have advised the Company that it is my belief that the only Company property that I currently possess consists of my Company-provided laptop computer, Verizon air card and my Corporate VISA credit card which shall be returned as provided herein. If the Company believes or contends that I possess other Company property, it will identify such property and I will have a reasonable time to return such property or dispute such contention. I understand that this Agreement will become null and void if I do not return all Company property in my possession or if the company property returned is damaged, altered or destroyed. The Company will allow me to transfer my cell phone number to my personal telephone plan.

12)	Successors. This Agreement shall be binding upon the parties, and their heirs, representatives, executors, administrators, successors and assigns, and shall inure to the benefit of each and all of the Releasees, and to their heirs, representatives, executors, administrators, successors and assigns.

13)	General Provisions.

a)	This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of that State. The separate provisions of this Agreement shall be construed as a whole and according to their fair meaning, and not strictly for or against either party.

b)	If any of the provisions of this Agreement are determined by a Court of Law to be illegal or invalid, the remaining provisions shall not be affected thereby, and the illegal or invalid provision shall be deemed not to be a part of this Agreement. However, I understand that if the “Complete Release of Claims” section is held to be illegal or unenforceable in any respect, the Company may elect to rescind this Agreement and demand reimbursement of all compensation paid to me pursuant to the Agreement.

c)	This Agreement represents and contains the entire understanding between the Company and me in connection with my separation from the Company. I acknowledge that I have not signed this Agreement in reliance on any promise, representation, or statement not contained herein.

14)	Non-Admission of Liability. This Agreement shall not be construed in any way as an admission by the Company of any liability or wrongdoing whatsoever. Likewise, this Agreement shall not be construed in any way as an admission by me of any misconduct or impropriety.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

Dated:	5/31/2011	Accepted:	/s/ Glen R. Fleischer
Glen R. Fleischer

Dated:	5/31/2011	Accepted:	/s/ Frank Palantoni
Frank Palantoni
Executive Vice President On behalf of Central Garden & Pet Company